Exhibit 4.20


                            Z-TEL TECHNOLOGIES, INC.

                            CERTIFICATE OF AMENDMENT


         The Certificate of Designations, Preferences and Relative Rights, Qualifications. Limitations and Restrictions, Series D Convertible Preferred Stock, of Z-Tel Technologies, Inc. is amended by inserting the following provision as Section 2(e):

         (e) Notwithstanding anything in this Certificate of Designation to the contrary, the Corporation may during any twelve month period redeem, purchase or otherwise acquire for consideration not more than 1,000,000 shares of the Common Stock.

         The foregoing amendment was adopted in accordance Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, this Certificate of Amendment has been executed this 11th day of March 2003.


                                    Z-TEL TECHNOLOGIES, INC.


                                    By:
                                       ----------------------------------------
                                       D. Gregory Smith
                                       As President and Chief Executive Officer


Attestation:

By:
   -------------------------------
   N. Dumas Garrett
   As Secretary